By Electronic Delivery to Clinton@newcastle-group.com
December 4, 2006
Mr. Clinton J. Coleman
Interim Chief Financial Officer
Pizza Inn, Inc.
3551 Plano Parkway
The Colony, TX 75056

Re:	Pizza Inn, Inc. (the “Company”) Nasdaq Symbol: PZZI
Dear Mr. Coleman:
On November 9, 2006, Staff notified the Company that it did not comply with Nasdaq’s minimum $2,500,000 stockholders’ equity or $35,000,000 market value of listed securities or $500,000 net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years requirement set forth in Marketplace Rule 4310(c)(2)(B) (the “Rule”). Based on our further review and the materials submitted on November 24, 2006, Staff has determined to grant the Company an extension to regain compliance with the Rule, as described below.
On October 20, 2006, the Company entered into a definitive agreement to sell its office building and distribution facility, which it anticipates closing by December 29, 2006.1 As a result, the Company expects to record a gain of $546,000, after which the Company will evidence compliance with the Rule. Going forward, the Company projects that net income will be accretive to stockholders’ equity. Such projections are based on realized cost savings from outsourcing its distribution services, and the expectation that it will incur substantially less legal fees and expenses, due to the settlement of certain litigation. The Company also stated that it does not expect any to record any significant asset impairments in the future. Moreover, the Company may realize significant deferred tax assets as it returns to profitability.
Staff believes that the Company provided a definitive plan evidencing its ability to achieve and sustain compliance with the Rule, and as such, has determined to grant an extension of time. The terms of the extension are as follows: on or before January 12, 2007, the Company must complete the above referenced sale of its office building and distribution facility and opt for one of the two following alternatives to evidence compliance with the Rule prior to its next periodic filing:

[1]	The Company will lease back the office building and has outsourced certain distribution operations.

Mr. Clinton J. Coleman
December 4, 2006

Alternative 1: The Company must furnish to the SEC and Nasdaq a publicly available report (e.g., a Form 8-K or Form 6-K) including:
1.	A disclosure of Staff’s deficiency letter and the specific deficiency(ies) cited;
2.	A description of the completed transaction or event that enabled the Company to satisfy the stockholders’ equity requirement for continued listing;
3.	An affirmative statement that, as of the date of the report, the Company believes it has regained compliance with the stockholders’ equity requirement based upon the specific transaction or event referenced in Step 2; and
4.	A disclosure stating that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.
Alternative 2: The Company must furnish to the SEC and Nasdaq a publicly available report including:
1.	Steps 1 & 2 set forth above;
2.	A balance sheet no older than 60 days with pro forma adjustments for any significant transactions or event occurring on or before the report date. The pro forma balance sheet must evidence compliance with the stockholders’ equity requirement; and
3.	A disclosure that the Company believes it also satisfies the stockholders’ equity requirement as of the report date and that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.
Regardless of which alternative the Company chooses, if the Company fails to evidence compliance upon filing its periodic report for the December 24, 2006 with the SEC and Nasdaq the Company may be subject to delisting. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.
If you have any questions, please contact Wayne Bush, Lead Analyst, at (301) 978-8034.
Sincerely,

Stanley Higgins
Associate Director
Nasdaq Listing Qualifications